Exhibit 3.1

AMENDMENT TO BYLAWS

OF

FOREFRONT HOLDINGS, INC.

Pursuant to the provisions of the Florida Business Corporation Act and Article X of the By-Laws (the “By-Laws”) of ForeFront Holdings, Inc., a Florida corporation (the “Corporation”), the By-Laws are hereby amended as follows:

Article VII shall be deleted in its entirety and replaced with the following:

ARTICLE VII—INDEMNIFICATION OF DIRECTORS

OFFICERS, EMPLOYEES AND AGENTS

7.1 The Corporation shall indemnify directors, officers, employees, and agents of the Corporation to the fullest extent required by Section 607.0850 of the Florida Business Corporation Act and may indemnify such persons to the fullest extent permitted by Section 607.0850 of the Florida Business Corporation Act, subject in each case to restrictions, if any, in the Articles of incorporation. The Corporation shall have the power to purchase and maintain at its cost and expense insurance on behalf of such other persons to the fullest extent permitted by Section 607.0850 of the Florida Business Corporation Act.

7.2 Advance Payment. The right to indemnification conferred in this Article Seven shall include the right to be paid or reimbursed by the Corporation for the reasonable expenses incurred by a person of the type entitled to be indemnified under Section 7.1 who was, is or is threatened to be made a named defendant or respondent in a proceeding in advance of the final disposition of the proceeding and without any determination as to the person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such person in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of a written affirmation by such director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification under this Article Seven and a written undertaking, by or on behalf of such person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified person is not entitled to be indemnified under this Article Seven or otherwise.

7.3 Indemnification of Employees and Agents. The Corporation, by adoption of a resolution of the board of directors, may indemnify and advance expenses to an employee or agent of the Corporation to the same extent and subject to the same conditions under which it may indemnify and advance expenses to directors and officers under this Article Seven; and, the Corporation may indemnify and advance expenses to persons who are not or were not directors, officers, employees or agents of the Corporation while serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person to the same extent that it may indemnify and advance expenses to directors under this Article Seven.

7.4 Nonexclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Article Seven shall not be exclusive of any other right which a director or officer or other person indemnified pursuant to Section 7.3 of this Article Seven may have or hereafter acquire under any law (common or statutory), provision of the Articles of incorporation of the Corporation or these bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

7.5 Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any person who is or was serving as a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, proprietorship, employee benefit plan, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under this Article Seven.

7.6 Savings Clause. If this Article Seven or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify and hold harmless each director, officer or any other person indemnified pursuant to this Article Seven as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, to the full extent permitted by any applicable portion of this Article Seven that shall not have been invalidated and to the fullest extent permitted by applicable law.

Except as specifically amended hereby, the Bylaws of the Corporation are and remain unmodified and in full force and effect and are hereby ratified and confirmed.

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